Exhibit 5.1
Robert J. Bush, Esq.
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27513
December 8, 2006
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27513
Ladies and Gentlemen:
     I have acted as counsel for R.H. Donnelley Corporation (the “Registrant”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933 (the “Act”), deferred compensation obligations (the “Obligations”), issuable pursuant to the R.H. Donnelley Corporation Deferred Compensation Plan (the “Plan”).
     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the Obligations under the Plan as I have deemed necessary for the purpose of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the participants’ rights under the Plan will be, when created in accordance with the terms of the Plan, valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the general corporation laws of the State of Delaware. I express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Robert J. Bush